Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952- 806-1707
Andy Larew — Director, Finance — Investor Relations
952- 806- 1425

RANDY L. PEARCE TO RETIRE FROM REGIS

Board of Directors Initiates Search for CEO

Board Strengthens Policies on Executive Compensation and Retains Towers Watson
as Executive Compensation Consultant

MINNEAPOLIS — January 26, 2012 — Regis Corporation (NYSE:RGS), the global leader in the $160 billion haircare industry, today announced that Randy L. Pearce has informed the Company of his intention to retire as President and as a member of the Board of Directors effective June 30th, 2012, the end of the Company’s current fiscal year.

As previously announced, Paul D. Finkelstein will step down as Chief Executive Officer of Regis in February 2012.  The Board of Directors has formed a Search Committee of independent directors to begin the search for a new CEO.  The Committee has retained Korn/Ferry International, a leading executive recruiting firm to assist in the search process.

Mr. Pearce stated, “I am proud of the progress we have made at Regis during my tenure as President and am grateful to have had the opportunity to work with the many talented individuals at this great Company.  While there is still work to do, I believe that Regis is increasingly better positioned for the future.  Regis has always felt like a home to me and I continue to believe strongly in Regis’ employees, mission and core strategy.  It has been both a privilege and a pleasure to serve Regis for the past 27 years, and I look forward to new personal challenges.”

“On behalf of the Board and everyone at Regis, I thank Randy for his leadership and his 27 years of dedication to Regis, our shareholders and all of our employees,” said Joel Conner, Lead Independent Director. “Randy has been an integral part of leading the operational and efficiency changes that are underway at the Company, and has helped place our employees and management team on a path to deliver enhanced value for shareholders.  We appreciate Randy’s willingness to continue his involvement with the Company, which will help ensure a smooth transition.”

“The Board is committed to conducting a thorough and deliberate search process to identify the most qualified person to lead the Company.  Regis has a market leading position in the haircare industry and we believe the new CEO will be able to focus on a compelling customer experience and deliver a substantial increase in shareholder value,” Mr. Conner continued.

“The Board is bringing the same discipline to executive compensation that we are undertaking with the CEO search.  We have engaged Towers Watson to ensure our executive and shareholder interests are closely aligned moving forward.  We believe that these efforts are an integral step in promoting increased profitability and sustainable growth in order to improve shareholder value.  Today’s announcements reflect the Company’s commitment to enhanced shareholder value and strong corporate governance.  The Board has heard the concerns from shareholders with respect to governance and compensation practices and we are moving quickly in response,” concluded Mr. Conner.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of December 31, 2011, the Company owned, franchised or held ownership interests in approximately 12,800 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia.  For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:         http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include, competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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